Exhibit 99.1

Point Therapeutics Provides Clinical Update During Recent Company Webcast;
     Additional Clinical Responses Observed in the Phase 2 Studies

    BOSTON--(BUSINESS WIRE)--Feb. 2, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) announced during a January 31, 2006 Webcast an additional clinical response in both its metastatic non-small cell lung cancer (NSCLC) and metastatic melanoma combination Phase 2 studies.
    In the Phase 2 metastatic NSCLC study combining talabostat with docetaxel, this additional responder now brings the total number of observed clinical responses to six, for an overall response rate of 14.3%. Of the six responding patients, two experienced complete responses. The two complete responses have persisted for at least 8 months. In addition, of the first 40 patients enrolled in the study, 48% have survived for at least 12 months.
    In the Phase 2 metastatic melanoma study combining talabostat with cisplatin, an additional clinical response was also observed. Five total responses have been observed thus far in the study, for an overall response rate of 11.9%.
    "We are very pleased by the clinical activity shown by talabostat thus far in all of our Phase 2 trials. These results are especially noteworthy because of the advanced stage of disease of the patients in our trials," said Dr. Margaret Uprichard, Senior Vice President, Chief Development Officer of Point.
    In addition to the clinical update, Don Kiepert, President and CEO of Point gave an update on the commercial strategy for the company. "Securing a strategic alliance is the company's top business priority for 2006. As an organization, we are committed to finding the right partner to help support the clinical program and the marketing and distribution of talabostat. We are making good progress in this area. We are currently discussing the talabostat program with several potential partners and are targeting a collaboration in the second half of 2006," said Kiepert.
    Based on the clinical efficacy shown in the NSCLC Phase 2 trial, Point Therapeutics announced that it is enrolling patients in two randomized, placebo-controlled, double-blind Phase 3 studies. One Phase 3 study is evaluating talabostat and docetaxel versus placebo and docetaxel. The other is evaluating talabostat and pemetrexed versus placebo and pemetrexed. Both studies will enroll 400 patients each, 200 patients per treatment arm.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in a Phase 3 trial in NSCLC. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications